Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated March 16, 2020, relating to the consolidated financial statements, schedules of Pingtan Marine Enterprise Ltd., (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10-K for the years ended December 31, 2019 and 2018.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO CHINA SHU LUN PAN CPAs LLP

BDO CHINA SHU LUN PAN CPAs LLP

Beijing, China

September 4, 2020